Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2009

BEVERLY, Mass.—August 7, 2009—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2009. The Company reported second quarter revenue of $33.6 million, compared to $25.7 million for the first quarter of 2009. Net loss for the second quarter was $22.4 million, or $0.22 per share of which $4.1 million ($.04 per share) was attributable to restructuring charges. This compares to a net loss for the first quarter of 2009 of $29.2 million, or $0.28 per share. In the corresponding quarter for the previous year, the Company reported revenues of $76.9 million, and net loss of $19.4 million, or $0.19 per share of which $3.0 million was attributable to restructuring charges.

Second Quarter Detail

Shipments

Shipments, including aftermarket business, before provision for deferred revenue for the second quarter totaled $28.0 million. Geographically, Axcelis’ systems shipments were to: North America, 21%, Europe 10%, and Asia, 69%.  The ion implantation business accounted for 69% of total shipments in the second quarter.

Orders and Backlog

Orders (new systems bookings and aftermarket) received for the second quarter totaled $27.0 million.  New systems bookings, excluding aftermarket, amounted to $3.1 million.  Backlog plus deferred systems revenue at quarter end was $10.1 million. Backlog consists of systems orders (aftermarket orders are excluded) that are generally scheduled to ship within six months

Balance Sheet

Cash and cash equivalents, including restricted cash, were $56.7 million at June 30, 2009. The Company ended the quarter with working capital of $187.7 million.

Second Quarter 2009 Conference Call

The Company will also be hosting a conference call today, August 7th, beginning at 10:00 am ET to discuss the second quarter. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800.265.0241 (1-617.847.8704 outside North America). Participants calling into the conference call will be requested to provide company name, Axcelis Technologies, and passcode: 46861580. An audio replay will be available at 1-888-286-8010 (1-617-801-6888 outside North America) from 1:00 pm ET on August 7, 2009 until 11:59 pm ET August 21, 2009. Please use passcode 43415458 to access this replay.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

Maureen.hart@axcelis.com

Stephen Bassett (financial community) 978.787.4000

Investor.relations@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue	33,550	76,889	59,278	161,783

Cost of revenue	27,664	49,799	50,385	105,477

Gross profit	5,886	27,090	8,893	56,306

Operating expenses
Research and development	7,752	16,954	17,287	33,807
Sales and marketing	6,285	12,475	13,164	24,380
General and administrative	8,531	10,878	19,201	20,692
Amortization of intangible assets	—	656	—	1,312
Restructuring charges	4,114	3,017	5,098	3,068
	26,682	43,980	54,750	83,259

Loss from operations	(20,796)	(16,890)	(45,857)	(26,953)

Other income (expense)
Gain on sale of SEN	—	—	1,080	—
Equity income (loss) of SEN	—	(133)	(3,238)	(132)
Interest income	30	391	93	1,081
Interest expense	—	(1,680)	(1,676)	(3,281)
Other-net	(1,311)	(767)	(1,516)	(449)
	(1,281)	(2,189)	(5,257)	(2,781)

Loss before income taxes	(22,077)	(19,079)	(51,114)	(29,734)

Income taxes	302	318	420	744

Net loss	$(22,379)	$(19,397)	$(51,534)	$(30,478)

Net loss per share
Basic and diluted net loss per share	$(0.22)	$(0.19)	$(0.50)	$(0.30)

Shares used in computing basic and diluted net loss per share
Weighted average common shares	103,286	102,450	103,285	102,449

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	June 30,	December 31,
	2009	2008

Assets

Current assets
Cash and cash equivalents	$49,771	$37,694
Restricted cash	6,927	8,654
Accounts receivable, net	23,305	27,486
Inventories, net	132,985	150,113
Prepaid expenses and other current assets	11,160	17,231
Total current assets	224,148	241,178

Property, plant and equipment, net	42,876	44,432
Investment in SEN	—	156,677
Other assets	11,157	12,894
	$278,181	$455,181

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$6,796	$8,066
Accrued compensation	16,095	15,841
Warranty	1,251	3,137
Income taxes	504	337
Deferred revenue	7,906	12,508
Other current liabilities	3,866	6,897
Current portion of convertible subordinated debt	—	83,210
Total current liabilities	36,418	129,996

Long-term deferred revenue	1,402	1,872
Other long-term liabilities	3,567	3,936

Stockholders’ equity
Preferred Stock	—	—
Common stock	104	103
Additional paid-in capital	484,929	483,546
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(250,013)	(198,479)
Accumulated other comprehensive income	2,992	35,425
	236,794	319,377
	$278,181	$455,181